Company Press Release
Source Lakeland Industries, Inc.



Lakeland Reports Record Sales and Earnings Comparisons for the 12 and 3 Months Ended January 31, 2004

Q4 Net Sales of $21.3 Million - Up 8% Over Q4'03 of $19.7 Million
Q4 Net Income of $0.9 Million - Up 40% Over Q4'03 of $0.6 Million
Q4 Fully Diluted Earnings Per Share of $.28 - Up 40% Over Q4'03 of $.20 a share adjusted for the 10% stock dividend issued 7/31/03 and 7/31/02
Twelve Month Net Sales of $89.7 Million - Up 15.3% Over '03 of $77.8 Million Twelve Month Net Income of $3.6 Million - Up $1.0 Million Over '03 of $2.6 Million
Twelve Month Fully Diluted Earnings Per Share of $1.11 - Up 38.75% Over '03 of $.80 a share adjusted for the 10% stock dividends issued 7/31/03 and 7/31/02



RONKONKOMA, NY, April 29, 2004 - Lakeland Industries, Inc. (National NASDAQ
Symbol: LAKE), a leading manufacturer of industrial protective clothing for Homeland Security and other industrial applications, today reported record sales and earnings for its year ended January 31, 2004.

Lakeland's net income for the three months ended January 31, 2004, increased to $914,000 from $653,000 for the three months of fiscal 2003 - up 40%. As for the net income per fully diluted shares, Lakeland reported $0.28 versus $0.20 for the same period last year - or an increase of 40%.

Year-to-date net sales have increased 15.3% from $77,825,717 in 2003 to $89,717,162 in 2004. Sales for the two months ended March 30, 2004 were up 16% over the same months last year.

Lakeland's net income for the twelve months ended January 31, 2004, increased to $3,638,434 from $2,604,058 for the twelve months of 2003 - up 39.7%. As for net income per fully diluted shares, Lakeland reported $1.11 for the twelve months ended January 31, 2004 - up 39% from $.80 for the twelve months of 2003.

At January 31, 2004, Lakeland's balance sheet included total assets of $47.3 million, working capital of $21.8 million, total current liabilities of $21.5 million and stockholders' equity of $25 million. Return on equity for the year was 14.5%. This is Lakeland's third successive year of double digit earnings growth; 39% in 04, 32% in 03 and 75% in 02.

                            Lakeland Industries, Inc.
                                and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------



                                                                                January 31,
                                                                           2004            2003
                                                                           ----            ----
                                     Assets
Current assets
     Cash and cash equivalents                                         $ 2,445,271   $ 1,474,135
     Accounts receivable, net of allowance for doubtful accounts of
     $323,000 and $343,000 at January 31, 2004 and 2003 respectively    12,570,320    10,364,188
     Inventories                                                        26,265,807    25,470,044
     Deferred income taxes                                                 790,272     1,001,133
     Other current assets                                                1,213,104       549,564
                                                                       -----------   -----------
           Total current assets                                         43,284,774    38,859,064
Property and equipment, net                                              3,921,308     3,356,835
Other assets, net                                                           97,745       358,001
Goodwill                                                                                 248,834
                                                                       -----------   -----------
           Total assets                                                $47,303,827   $42,822,734
                                                                       ===========   ===========
                                 Liabilities and
Stockholders' Equity
Current liabilities
     Accounts payable                                                  $ 3,461,353   $ 3,014,038
     Accrued compensation and benefits                                     796,285       586,795
     Other accrued expenses                                                466,759       675,380
     Borrowings under revolving credit facility                         16,784,781    16,657,882
                                                                       -----------   -----------
           Total current liabilities                                    21,509,178    20,934,095
Pension liability                                                          517,147       514,572
Deferred income taxes                                                      250,532        14,643
                                                                       -----------   -----------
                   Total liabilities                                    22,276,857    21,463,310
                                                                       -----------   -----------
Commitments and contingencies
Stockholders' equity
    Preferred stock, $.01 par; 1,500,000 shares
        Authorized; none issued
    Common stock, $.01 par; 10,000,000 shares authorized;
        3,273,925 and 2,969,107 shares issued and outstanding               32,739        29,691
        at January 31, 2004 and 2003, respectively
    Additional paid-in capital                                          11,862,461     8,762,673
    Retained earnings                                                   13,131,770    12,567,060
                                                                       -----------   -----------
    Total  stockholders' equity                                         25,026,970    21,359,424
                                                                       -----------   -----------
           Total liabilities and stockholders' equity                  $47,303,827   $42,822,734
                                                                       ===========   ===========


   The accompanying notes are an integral part of these financial statements.


                            Lakeland Industries, Inc.
                                and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME


                                                  Fiscal years ended January 31,
                                          2004                2003               2002
                                      --------------------------------------------------
Net sales                             $ 89,717,162       $ 77,825,717       $ 76,431,245
Cost of goods sold                      71,740,876         62,866,550         63,293,922
                                      ------------       ------------       ------------
      Gross profit                      17,976,286         14,959,167         13,137,323
                                      ------------       ------------       ------------
Operating expenses
    Selling and shipping                 7,342,017          6,337,726          5,414,400
    General and administrative           4,596,437          4,262,707          4,133,790
    Impairment of goodwill                 248,834              - 0 -               - 0-
                                      ------------       ------------       ------------

       Total operating expenses         12,187,288         10,600,433          9,548,190
                                      ------------       ------------       ------------

       Operating profit                  5,788,998          4,358,734          3,589,133
                                      ------------       ------------       ------------

Other income (expense)
   Interest expense                       (534,540)          (642,595)          (881,948)
   Interest income                          18,976             20,245             17,311
   Other income - net                       24,064             39,555             91,040
                                      ------------       ------------       ------------

      Total other expense                 (491,500)          (582,795)          (773,597)
                                      ------------       ------------       ------------

      Income before income taxes         5,297,498          3,775,939          2,815,536

Income tax expense                       1,659,064          1,171,881            846,000
                                      ------------       ------------       ------------


      Net income                      $  3,638,434       $  2,604,058       $  1,969,536
                                      ============       ============       ============

Net income per common share

    Basic                             $       1.11       $        .80       $        .61
                                      ============       ============       ============

    Diluted                           $       1.11       $        .80       $        .61
                                      ============       ============       ============

Weighted average common shares
outstanding

    Basic                                3,268,551          3,261,116          3,222,956
                                      ============       ============       ============

    Diluted                              3,275,501          3,269,039          3,247,290
                                      ============       ============       ============


   The accompanying notes are an integral part of these financial statements.


Year Ended January 31, 2004 Compared to Year Ended January 31, 2003

     Net Sales. Net sales increased $11.9 million, or 15.3%, to $89.7 million for the year ended January 31, 2004 from $77.8 million for the year ended January 31, 2003. The increase was due primarily to an increase in our market share in our Tyvek(R)-based product lines as well as an increase in the price of these products beginning in May 2003. Increased sales were also driven by an improving U.S. economy which increased demand for our products, particularly in the industrial Tyvek(R) markets we serve, and increased demand for our chemical protective suits and fire turnout gear for Homeland Security purposes. In addition, as a result of the SARS outbreak, we sold our products for the first time in domestic China, which amounted to $0.6 million in the year ended January 31, 2004.

     Gross Profit. Gross profit increased $3.0 million, or 20.2%, to $18.0 million for the year ended January 31, 2004 from $15.0 million for the year ended January 31, 2003. Gross profit as a percent of net sales increased to 20.0% for the year ended January 31, 2004 from 19.2% for the year ended January 31, 2003, primarily because of cost reductions achieved by shifting production of additional Tyvek(R) -based products and chemical suits to China and Mexico. We have increasingly shifted production to these lower-cost facilities. In addition, we increased the price of our Tyvek(R) -based products beginning in May 2003, which contributed to an increase in our gross margins for these products. In the year ended January 31, 2004, we also determined that a portion of our inventory was obsolete. As a result, we wrote off $0.4 million of inventory, offsetting the factors contributing to an increase in gross profit discussed above.

     Operating Expenses. Operating expenses increased $1.6 million, or 15%, to $12.2 million for the year ended January 31, 2004 from $10.6 million for the year ended January 31, 2003. As a percent of net sales, operating expenses remained constant at 13.6% for the year ended January 31, 2004 and the year ended January 31, 2003. The $1.6 million increase in operating expenses in the year ended January 31, 2004 compared to the year ended January 31, 2003 was principally due to increased expenses corresponding to our increase in net sales, as well as impairment of goodwill of $0.2 million. This was offset by a decrease in bad debt expense of $0.3 million in fiscal 2004 resulting from improvement in the U.S. economy and a reorganization of our credit department.

     Interest Expenses. Interest expenses decreased $0.1 million, or 16.8%, to $0.5 million for the year ended January 31, 2004 from $0.6 million for the year ended January 31, 2003. The decrease was primarily due to a decrease in average monthly borrowings under our credit facilities.

     Income Tax Expense. Income tax expense consists of federal, state and foreign income taxes. Income tax expense increased $0.5 million, or 41.6%, to $1.7 million for the year ended January 31, 2004 from $1.2 million for the year ended January 31, 2003.

The increase was due to a relative increase in our income recognized in the United States as compared to the income recognized in China, where income tax rates are lower. Our effective tax rate was 31.3% and 31.0% in the years ended January 31, 2004 and 2003, respectively. Our effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign tax rates.

     Net Income. Net income increased $1.0 million, or 39.7%, to $3.6 million for the year ended January 31, 2004 from $2.6 million for the year ended January 31, 2003. The increase in net income was the result of an increase in net sales and increased productivity as a result of shifts in production to our China facilities, partially offset by an increase in costs and expenses due to higher volumes of our products being sold.

     As stated in previous news releases (copies of which can be obtained on the Internet at www.lakeland.com, Heading "Financial Information" - All "SEC
            ----------------
Filings" - Form 8-K) the Federal Government has, under The Assistance to Firefighters Grant Program known as the Fire Act, passed and funded $750 Million in grants to qualifying fire departments for 2003, primarily to local municipal fire departments to purchase equipment to respond to acts of terrorism. The $750 million was appropriated and funded in April 2003, however, checks were not released by Federal Emergency Management (FEMA) to the fire departments until late 2003 and early 2004. Lakeland's high end protective suits, and its complete line of fire protective clothing, are among the personal protective equipment
(PPE) earmarked by this legislation as permitted purchases by fire departments under this $750 million dollar grant program. Funding for this Fire Act program by the new office of Domestic Preparedness is budgeted this year again at $750 Million for calendar 2004 and the monies should be disbursed by August 2004 through April 2005.


     See www.lakeland.com for pictures of Lakeland's High End Protective Body
         ----------------
Suits and Fire Protective Apparel. See also www.usfa.fema.gov - "fire service
grants".                                    -----------------

     Lakeland also anticipates that by late 2004 and 2005 monies to purchase Personal Protective Equipment (PPE) will become available from the Public Health Security and Bio Terrorism Preparedness and Response Act of 2002 which was signed into law July 11, 2002. Funding estimates discussed include @ $337 Million for Bio-Defense Equipment and $770 Million to support "First Responders" such as firefighters, police and medical personnel.

Lakeland is one of the two leading manufacturers in North America of personal protective body suits for chemical and biological protection used by emergency response teams, and demand for these products are presently quite brisk. Our high-end chemical protective suits meet all of the requirements and are particularly well suited to provide protection to first responders to chemical or biological attacks. For example, our products have been used for response to recent threats such as the 2001 anthrax letters and the 2004 ricin letters.

Governmental purchases (the timing of which is uncertain at present) may again increase our sales in the coming fiscal year, which also could increase earnings, as higher end protective body suits made of DuPont's TyChem fabrics, in general carry higher margins than our basic Tyvek line of protective suits. It is these high-end suits that can provide protection from such toxic chemicals as cyanide, saran, and mustard gas, and anthrax, ricin, and other biological toxins.

We continue to more fully utilize our wholly-owned manufacturing facilities in China and Mexico. We have approximately 1000 direct employees in these facilities, and continue to move production there in order to increase profit margins. Beginning January 1, 2005 pursuant to the US-WTO treaty with China, quota requirements imposed by the US on Textiles are scheduled to be removed. Not having to pay high quota charges should also increase our profit margins, in fiscal year 2006.

Lakeland continued to introduce this year its new line of Despro Gloves, which are automatically weaved in such a way as to put more knit fabric where the heavy wear on a glove is and less fabric where there is little wear. This can extend the life of a string knit glove and reduce its manufacturing costs measurably. Lakeland received one patent on this process and a second has recently been approved. Response to this new innovation has been strong.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "estimates" "could," "should," "may," "feels," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks. Actual results may differ materially from those projected. The company disclaims, however, any intent or obligation to update these forward-looking statements

For further information on the Company see http/www.Lakeland.com - See our products in Green or Financial Info in Black or contact:

Christopher J. Ryan
Lakeland Industries Inc.
Tel. # 631-981-9700 Fax # 631-981-9751
E-mail:  chrisr@lakeland-ind.com